REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM



To the Board of Directors of Holland Series Fund, Inc. and the
Shareholders of Holland Balanced Fund


In planning and performing our audit of the financial statements of Holland Balanced Fund, a series of shares of Holland Series Fund, Inc., as of and for the year ended September 30, 2007, in accordance with the standards of the Public Company Accounting Oversight Board United States, we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form NSAR but not for the purpose of expressing an opinion on the effectiveness of Holland Balanced Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of Holland Balanced Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the companys financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of Holland Balanced Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting
Oversight Board United States. However, we noted no deficiencies in Holland Balanced Funds internal control over financial reporting and its operations, including controls for safeguarding securities that we consider to be a material weakness as defined above as of September
30, 2007.






This report is intended solely for the information and use of management and the Board of Directors of Holland Series Fund, Inc., shareholders of the Holland Balanced Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

BRIGGS, BUNTING  DOUGHERTY, LLP


Philadelphia, Pennsylvania
October 30, 2007